Carve-out Combined Financial Statements of FCC Environmental LLC (Consolidated) and International Petroleum Corp. of Delaware.

As of and for the years ended
31 December 2013, 2012 and 2011

Independent Auditor's Report on the audit of the carve-out combined financial statements of FCC Environmental Business

To the Management of Fomento de Construcciones y Contratas, S.A. at the request of FCC Environmental LLC Management:

We have audited the accompanying carve-out combined financial statements of FCC Environmental LLC (Consolidated) and International Petroleum Corp. of Delaware businesses (together the "FCC Environmental Business"), subsidiaries of Fomento de Construcciones y Contratas, S.A. as described in Note 1 and Note 2, which comprise the carve-out combined balance sheets as of December 31, 2013, 2012, and 2011, and the carve-out combined income statements, total comprehensive income, total changes in equity and statement of cash flows for each of the years ended, and the notes to the carve-out combined financial statements.

Management's responsibility for the carve-out combined Financial Statements

The Management of FCC Environmental LLC and Fomento de Construcciones y Contratas, S.A. are responsible for the preparation and fair presentation of the carve-out combined financial statements in accordance with International Financial Reporting Standards (IFRS), as adopted by the European Union; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of carve-out combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the carve-out combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the carve-out combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the carve-out combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the FCC Environmental Business preparation and fair presentation of the carve-out combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the carve-out combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the carve-out combined financial statements referred to above present fairly, in all material respects, the financial position of the FCC Environmental Business at December 31, 2013, 2012, and 2011, and the results of its operations and its cash flows for the years ended in accordance with International Financial Reporting Standards (IFRS), as adopted by the European Union.

/s/ PricewaterhouseCoopers Auditores, S.L.

Madrid, Spain
October 3, 2014

Carve-out Combined Financial Statements of FCC Environmental LLC (Consolidated) and International Petroleum Corp. of Delaware
Balance Sheets at 31 December 2013, 2012 and 2011
Thousand US dollars

ASSETS	NOTES	12/31/2013	12/31/2012	12/31/2011

NON-CURRENT ASSETS		139,092	178,186	165,851

Intangible assets	4	69,370	116,004	119,033
Goodwill		35,567	73,818	73,818
Other intangible assets, net		33,803	42,186	45,215

Property, plant and equipment, net	5	39,971	43,388	33,852
Land and buildings, net		16,853	17,310	17,415
Plant and other PPE, net		23,118	26,078	16,437

Receivables and other financial assets of companies
accounted for equity method		—	—	—

Other non-current financial assets		—	—	—

Deferred tax assets	13	29,751	18,794	12,966

CURRENT ASSETS		39,334	46,311	44,404

Inventories	6	6,748	10,373	8,379

Trade and other receivables		22,713	26,273	28,179
Trade receivables	7	22,103	23,386	27,414
Other receivables	7	610	2,887	561
Current tax assets	13	—	—	204

Other current financial assets	8	4,833	4,006	5,093

Other current assets		572	777	1,098

Cash and cash equivalents	9	4,468	4,882	1,655

TOTAL ASSETS		178,426	224,497	210,255

LIABILITIES	NOTES	12/31/2013	12/31/2012	12/31/2011

NET EQUITY		145,887	181,570	185,056

Parent's Net Investment in the Business		145,563	181,188	184,623

Equity		145,563	181,188	184,623
Share capital		—	—	—
Retained earnings and other reserves	10.1	178,374	183,301	181,755
Net income / (losses) attributed to the Business		(32,811)	(2,113)	2,868

Value adjustments		—	—	—

Non controlling interest	10.2	324	382	433

NON-CURRENT LIABILITIES		6,789	17,817	11,613

Non-current provisions		—	—	—

Non-current financial liabilities	11	3,188	5,032	—
Bank loans		—	—	—
Other financial liabilities		3,188	5,032	—

Deferred tax liabilities	13	3,601	12,785	11,613

CURRENT LIABILITIES		25,750	25,110	13,586

Current financial liabilities	11	7,207	9,462	877
Bank loans		542	755	877
Other financial liabilities		6,665	8,707	—

Trade and other payables		18,543	15,648	12,709
Trade payables	12	10,855	9,498	3,780
Other accounts payable	12	7,450	5,838	8,729
Current tax liabilities	13	238	312	200

Other current liabilities		—	—	—

TOTAL LIABILITIES		32,539	42,927	25,199
TOTAL EQUITY AND LIABILITIES		178,426	224,497	210,255

Notes 1 to 21 and are an integral part of these carve-out combined financial statements at 31 December 2013, 2012 and 2011.

Carve-out Combined Financial Statements of FCC Environmental LLC (Consolidated) and International Petroleum Corp. of Delaware
Income statements for the years ended 31 December 2013, 2012 and 2011
Thousand US dollars

	NOTES	2013	2012	2011

Product Revenue		144,098	155,512	159,500
Service Revenue		18,383	18,795	19,527
Net turnover	15.a	162,481	174,307	179,027

Other operating income		150	1,005	—

Variation in inventories of finished product and work in progress		—	—	(2,369)

Supplies	15.b	(94,068)	(95,633)	(84,797)

Staff costs	15.c	(39,837)	(43,819)	(43,276)

Other operating expenses	15.d	(29,160)	(31,315)	(34,848)

Amortization and depreciation	4 & 5	(9,757)	(10,934)	(8,967)

Impairment and results of sales of fixed assets	4	(42,273)	66	—

Other gains (losses) - net		—	—	(341)

OPERATING INCOME AND EXPENSE		(52,464)	(6,323)	4,429

Financial income	15.e	67	27	3

Financial expenses	15.e	(458)	(576)	(34)

Exchange differences		—	—	—

Impairment and profit (loss) from financial instruments disposals	15.e	(127)	—	—

NET FINANCE INCOME / (LOSSES)		(518)	(549)	(31)

Profit (loss) of entities accounted by the equity method		—	—	—

NET INCOME / (LOSSES) BEFORE TAX FROM CONTINUED OPERATIONS		(52,982)	(6,872)	4,398

Income tax provision / (benefit)	13	20,113	4,708	(1,555)

NET INCOME / (LOSSES) FOR THE YEAR FROM CONTINUED OPERATIONS		(32,869)	(2,164)	2,843

Net income for the year from discontinued operations net of tax		—	—	—

CONSOLIDATED NET INCOME / (LOSSES) FOR THE YEAR		(32,869)	(2,164)	2,843

Net income / (losses) attributed to the Business	(32,811)	(2,113)	2,868
Net income / (losses) attributed to Non controlling interests	(58)	(51)	(25)

Notes 1 to 21 and are an integral part of these carve-out combined financial statements at 31 December 2013, 2012 and 2011.

Carve-out Combined Financial Statements of FCC Environmental LLC (Consolidated) and International Petroleum Corp. of Delaware
Total Comprehensive Income for 2013, 2012 and 2011
Thousand US Dollars

	NOTES	2013	2012	2011

CONSOLIDATED NET INCOME / (LOSSES) FOR THE YEAR		(32,869)	(2,164)	2,843

TOTAL COMPREHENSIVE INCOME / (LOSSES)		(32,869)	(2,164)	2,843

Attributed to the Business		(32,811)	(2,113)	2,868

Attributed to Non controlling interests		(58)	(51)	(25)

Notes 1 to 21 and are an integral part of these carve-out combined financial statements at 31 December 2013, 2012 and 2011.

Carve-out Combined Financial Statements of FCC Environmental LLC (Consolidated) and International Petroleum Corp. of Delaware
Total changes in equity for 2013, 2012 and 2011
Thousand US Dollars

	Share premium and reserves	Net income for the year attributed to the Business	Equity attributed to Parent's net investment in Business	Non controlling interests	Total net equity

NET EQUITY AT 12/31/2010	183,501	576	184,077	—	184,077
Total comprehensive income / loss		2,868	2,868	(25)	2,843
Operations with shareholders or owners				458	458
Issue/(cancellation) of shares				458	458
Other variations in net equity	576	(576)
Carve-out adjustments (note 2)	(2,322)		(2,322)		(2,322)
NET EQUITY AT 12/31/2011	181,755	2,868	184,623	433	185,056
Total comprehensive income / loss		(2,113)	(2,113)	(51)	(2,164)
Operations with shareholders or owners
Other variations in net equity	2,868	(2,868)
Carve-out adjustments (note 2)	(1,322)		(1,322)		(1,322)
NET EQUITY AT 12/31/2012	183,301	(2,113)	181,188	382	181,570
Total comprehensive income / loss		(32,811)	(32,811)	(58)	(32,869)
Operations with shareholders or owners
Other variations in net equity	(2,113)	2,113
Carve-out adjustments (note 2)	(2,814)		(2,814)		(2,814)
NET EQUITY AT 12/31/2013	178,374	(32,811)	145,563	324	145,887

Notes 1 to 21 and are an integral part of these carve-out combined financial statements at 31 December 2013, 2012 and 2011.

Carve-out Combined Financial Statements of FCC Environmental LLC (Consolidated) and International Petroleum Corp. of Delaware
Statements of cash flows for 2013, 2012 and 2011
Thousand US Dollars

	NOTES	2013	2012	2011

Net income before tax from continued operations		(52,982)	(6,872)	4,398
Adjustments to net income		53,239	11,585	9,505
Amortization and depreciation	4 & 5	9,757	10,934	8,967
Impairment of intangible assets	4	42,512	—	—
Other adjustments to income (net)		970	651	538
Changes in working capital		7,380	2,687	(11,471)
Other flows in working capital		(102)	366	(257)
Tax refundable/(payable)		(102)	366	(257)

Total cash flow from operating activities		7,535	7,766	2,175

Payments for investments		(7,114)	(7,868)	(3,213)
PPE and intangible assets	4 & 5	(7,114)	(7,868)	(3,213)
Receipts from divestments		3,746	3,897	430
Group companies,associates, Joint-Venture and other investments		2,776	3,774	—
PPE and intangible assets	4 & 5	970	123	430
Other cash flows from investment		(1,433)	(2,578)	(4,680)
Interest received		8	27	4
Other receipts/(payments) from investment		(1,441)	(2,605)	(4,684)

Total cash flow from investing activities		(4,801)	(6,549)	(7,463)

Proceeds from shareholder contributions		—	318	98
Share issuance (cancellation)		—	318	98
Proceeds from/(repayment) of financial liabilities		125	3,989	78
Issue		4,510	4,110	233
Redemption and repayment		(4,385)	(121)	(155)
Other cash flows used in financing activities		(3,273)	(2,297)	(1,995)
Interest paid		(459)	(576)	(34)
Other receipts/(payments) from financing		(2,814)	(1,721)	(1,961)

Total cash flow from financing activities		(3,148)	2,010	(1,819)
Effect of the variations in exchange rates		—	—	—
Net increase/(decrease) in cash and cash equivalents		(414)	3,227	(7,107)

Cash and cash equivalents at beginning of year		4,882	1,655	8,762

Cash and cash equivalents at end of year	9	4,468	4,882	1,655

Notes 1 to 21 and are an integral part of these carve-out combined financial statements at 31 December 2013, 2012 and 2011.

Notes to the Carve-out Combined Financial Statements of FCC Environmental LLC (Consolidated) and International Petroleum Corp. of Delaware for the years ended 31 December 2013, 2012 and 2011

Note	INDEX	Page
1	- Background	9
2	- Basis of preparation of the Carve-out combined Financial Statements	9
3	- Accounting policies	14
4	- Intangible assets	24
5	- Property, plant and equipment	26
6	- Inventories	30
7	- Trade and other receivables	31
8	- Other current financial assets	34
9	- Cash and cash equivalents	35
10	- Net equity	35
11	- Financial liabilities, non-current and current	36
12	- Trade and other payables	38
13	- Tax matters	39
14	- Guarantees extended to third parties and other contingent liabilities	44
15	- Income and expense	44
16	- Environmental disclosures	47
17	- Financial risk management policies	48
18	- Related party disclosures	50
19	- Reconciliation to accounting principles generally accepted in the U.S.A	51
20	- Carve-out audit fees	55
21	- Events after the reporting period	55

Notes to the Carve-out Combined Financial Statements of FCC Environmental LLC (Consolidated) and International Petroleum Corp. of Delaware for the years ended 31 December 2013, 2012 and 2011

(1)    BACKGROUND

Fomento de Construcciones y Contratas, SA, a Spanish company, parent of FCC Group, has established negotiations, among others, Heritage-Crystal Clean, an American company, to study and if agreed to the sale of the activities of collection, transport, treatment, sale, etc. of used oil in the United States of America.

The above mentioned activities are mainly performed via two companies, that were acquired by the FCC Group on February 29, 2008 being its sale participant Dedalo Patrimonial, SLU., in turn a 100% affiliate of Fomento de Construcciones y Contratas, SA. The companies are the following:

•
FCC Environmental LLC. This company comes from the transformation into a limited liability of Hydrocarbon Recovery Services Inc. made on July 1, 2010, a date on which was likewise changed its legal entity denomination.

•	International Petroleum Corp. of Delaware (IPC).

In turn, FCC Environmental LLC participates in the company FCC Lubricants LLC since 2011. Participation in it was 51% for the years 2011, 2012 and 2013, although in May 2014, it has become a 100% holder of said company (see note 20).

On the other hand, FCC Environmental LLC during years 2011 and 2012 also participated in the company Apex/FCC LLC, with 50% and 51% respectively, proceeding with its liquidation during 2013. To the extent in which activities of said company are not a part of the carve-out scope, the pertinent adjustments have been made in the financial statements (see note 2).

(2)    BASIS OF PREPARATION OF THE CARVE-OUT COMBINED FINANCIAL STATEMENTS

a) Basis of preparation-

The carve-out combined financial statements for the years ended December 31, 2013, 2012 and 2011 have been prepared on a carve-out basis using the historical income and expenses, assets and liabilities and cash flows attributable to companies being part of the carve-out scope and subject to the transaction (see note 1 and note 2.b) and they are the same that were already used for the preparation of Dedalo Patrimonial, S.L. consolidated annual accounts of these years.

These carve-out combined financial statements have been prepared in conformity with the International Financial Reporting Standards (IFRS) adopted by the European Union at the end of the reporting period in conformity with of Regulation (EU) No 1606/2002 of the European Parliament and of the Council (19 July 2002) and all enacting standards and interpretations.

IFRS does not include specific guidance on the preparation of carve-out combined financial statements, and accordingly in preparing the carve-out combined financial statements certain accounting conventions commonly used in this kind of carve-out processes for the preparation of historical financial statements have been applied. The application of these conventions has been described under Note 2 and Note 3.

These carve-out combined financial statements fairly present the carve-out combined equity and carve-out combined financial situation at 31 December 2013, 2012 and 2011, and the carve-out combined results of its operations, the Changes in the carve-out combined Statement of Comprehensive Income, the Changes in carve-out combined Net Equity and the carve-out combined Cash Flows for the year then ended.

The carve-out combined financial statements have been prepared on a going concern basis and under the historical cost convention, except as specifically indicated in these notes.

The consolidated financial statements are presented in thousand US dollars, which is the functional currency, unless expressly stated to the contrary.

The carve-out combined financial statements of FCC Environmental LLC (consolidated) and International Petroleum Corp. of Delaware may not be indicative of the Carve-out Group’s future performance and they do not necessarily reflect what its combined results of operations, financial position and cash flows would have been, had the Carve-out Group (see Note 2.b) operated as an independent group and had it presented stand-alone financial statements during the periods presented.

These carve-out combined financial statements were authorised for issue by the Management of Carve-out Group.

Segment information

In accordance with the IFRS 8 the presentation of segment information is not required. Therefore it has not been disclosed.

Earnings per share

In accordance with the IAS 33 the presentation of “Earning per share” disclosure is not required. In any case as the financial statements have been prepared on a carve-out basis and did not have any share capital during the periods presented, it is not possible to measure earnings per share.

Standards and interpretations issued but not yet effective

At 31 December 2013, the most significant standards and interpretations published by the International Accounting Standard Board (IASB) but not yet effective, either because they have yet to be adopted by the European Union or because they become applicable in subsequent years, are the following:

Mandatory application
Not adopted by the European Union
IFRS 14	Regulatory Referral Accounts	January 1, 2016
IFRIC 21	Levies	January 1, 2014
Amendment to IAS 19	Employee Benefits	January 1, 2015
Adopted by the European Union but not yet effective
Amendment to IFRS 36	Recoverable valoue of non-financial assets	January 1, 2014
Amendment to IFRS 39	Novation and continuity of derivates hedge accounting	January 1, 2014
Amendment to IFRS 10, 12 and IAS 27	Exceptionin consolidation for investment companies	January 1, 2014
Amendment to IFRS 10, 11 and 12	Transition rules	January 1, 2014
Amendment to IAS 27	Separate Financial Statements	January 1, 2014
Amendment to IAS 28	Investments in Associates and Joint Ventures	January 1, 2014
Amendment to IAS 32	Offsetting of financial assets and financial liabilities	January 1, 2014
IFRS 10	Consolidated Financial Statements	January 1, 2014
IFRS 11	Joint Arrangements	January 1, 2014
IFRS 12	Disclousure of Interest in Other Entities	January 1, 2014

The companies are in the process of analysing the potential impact of such standards and interpretations.

Significant standards and interpretations applied in 2013, 2012 and 2011

The standards that have come into effect in 2013, 2012 and 2011 already adopted by the European Union and which have been used if applicable, are as follows

2011

IAS 24	Related party disclousures
Amendment to IAS 32	Classification of rights issues
IFRIC 19	Extinguishing financial liabilities with equity instruments
Amendment to IFRS 1	Limited exemption from comparative IFRS 7 disclosures for first-time adopters
Amendment to IFRIC 14	Prpayements of a mininum funding requirement
Improvement to IFRS 1	First-time adoption of IFRS
Improvement to IFRS 3	Business Combination
Improvement to IFRS 7	Financial instruments: disclosures
Improvement to IAS 1	Presentation of financial statements
Improvement to IAS 27	Consoilidated and separated financial statements
Improvement to IAS 34	Interim financial reporting
Improvement to IFRIC 13	Customer loyalty programs

2012

Amendment to IFRS 7	Financial instruments: disclosures

2013

Amendment to IFRS 12	Tax Income - Deferred income
IFRS 13	Fair Value Measurement
Amendment to IAS 1	Presentation of Financial Statements
Amendment to IAS 19	Employee Benefits
Amendment to IFRS 7	Financial Instruments: Disclousures
IFRIC 20	Stripping Costs in the Production Phase of a Surface Mine
Amendment to IFRS 32	Financial Instruments: presentation

All standards, amendments and interpretations applicable to the carve-out Group's combined financial statements have been taken into account with effect 1 January 2011, 2012 and 2013, respectively. No significant impacts have been detected as a result of their application.

b)	Consolidation and combination method-

The full consolidation method is applied to all combined entities. Under this method, all their assets, liabilities, revenues, expenses and cash flows are included in the combined carve-out financial statements after the appropriate adjustments and eliminations of inter-group transactions. Combined entities are those the Group owns more than 50% of voting rights or has ability to govern their financial and operating policies. Carve-out combined financial statements subject of the transaction are obtained by means of the combination process of financial statements of International Petroleum Corp. of Delaware and FCC Environmental LLC, the latter incorporating the financial statements of the affiliate FCC Lubricants LLC, but excluding, as carve-out adjustments, the elimination of certain assets and liabilities related to participation in APEX/FCC LLC (hereinafter “The Carve-out Group”).

Carve-out adjustments made are the following:

•
For years 2012 and 2011, the amounts corresponding to the disbursements made by FCC Environmental LLC for the contribution to Apex/FCC LLC capital (2,322 thousand USD and 1,321 thousand USD) have been eliminated and charged to reserves. The initial balances of reserves for the period incorporate an adjustment made with the same criterion in an amount of 418 thousand USD.

•
During year 2013 Apex/FCC LLC was liquidated, FCC Environmental received as a result of such liquidation a series of assets and liabilities. Subsequently, on May 27, 2014, FCC Environmental proceeded to segregate these assets, and transferred their contribution to a company outside the current scope (see note 1).

The corresponding adjustments for 2013, with detail by nature of assets and liabilities eliminated, are itemized below:

Property, plant and equipment
Land and buildings	(488)
Plant and other PPE	(5,894)
Inventories	(13)
Trade and other receivables
Trade receivables	(43)
Other current assets	(19)

ASSETS	(6,457)

Parent's Net Investment in the Business
Net income / (losses) attributed to the Bussines	2,012
Non-current financial liabilities
Other financial liabilities	(674)
Current financial liabilities
Other financial liabilities	(210)
Trade and other payables
Trade payables	(709)

EQUITY AND LIABILITIES	419

RESERVES	(6,876)

On the other hand, impact of reserves itemized by year of generation is the following:

2010	(418)
2011	(2,322)
2012	(1,322)
2013	(2,814)

TOTAL	(6,876)

The prior adjustments of reserves are shown individualized in equity statement changes.

The share of non controlling interests in the subsidiaries’ equity is shown in ‘Non controlling interests’ within equity on the accompanying consolidated balance sheet, while the share in profit for the year is shown in ‘Net income attributed to Non controlling interests’ in the accompanying consolidated income statement.

Any goodwill is determined following the criteria outlined in note 3.a below.

Adjustments for reporting periods and accounting policies

All of the companies included in the combination scope have the same year-end at 31st December and the measurement rules of the Carve-out Group companies have been applied consistently.

Transactions among Carve-out Group companies

Profits and losses resulting from intra-group transactions are eliminated and deferred until they are realised with independent parties.

Balances among the companies comprising the combination scope and any profits or losses resulting from transactions among these companies and intra-group income and expenses have been eliminated in full in preparing the combined and consolidated financial statements.

(3)    ACCOUNTING POLICIES

This section details the recognition and measurement criteria used to prepare the carve-out combined and consolidated financial statements.

a)	Business combinations and goodwill-

The assets and liabilities of companies and subgroups acquired are recognized on the carve-out combined balance sheet at their fair value, recognising any associated deferred taxes. The rules for accounting for business combinations allow the restatement of the initially allocated fair values and reallocation to the various assets and liabilities within a twelve-month window following the acquisition date so long as new information has come to light.

Goodwill is measured as the excess of (a) the sum of the cost of the equity interest acquired and the fair value on the date control is obtained of the acquirer’s previously held equity interest in the acquired, in a business combination achieved in stages, over (b) the proportionate share of the fair value of identifiable assets acquired and liabilities assumed. Annually the goodwill is subject to impairment testing.

Non controlling interests are measured at their proportionate share of the recognized amounts of the identifiable net assets of the acquired.

If the business combination is achieved in stages, the difference between the acquisition-date fair value of the acquirer’s previously held equity interest in the acquired and its carrying amount is taken to profit or loss.

Once control of the acquired has been obtained, the difference between the cost of any additional acquisitions and the investment’s carrying amount, a difference known as goodwill, is charged to equity.

Goodwill is not amortized. It is, however, tested for impairment at least at year-end so that it is carried at the lower of fair value, estimated on the basis of forecast cash flows, and acquisition cost, less any impairment recognized in prior years. Section d) below details the criteria used to determine potential impairment

There were no business combinations in 2013, 2012 or 2011. In the year 2008, the following business combination resulted from the with acquisition of the companies by the FCC Group:

Acquisition Cost:	185,000

Net Equity attributed to the parent company	(88,331)

Acquisition difference	96,669

Goodwill	52,729
Other intangible assets	8,065
Plant and other PPE	35,875
96,669

Resulting in the following Goodwill final balances:

Goodwill on the companies acquired	21,089
Allocation to Goodwill	52,729

Total Goodwill	73,818

The Goodwill arose from the acquisition mentioned above. As a result, Goodwill has been presented in the combined historical financial as if the Group acquired this business as of the acquisition date.

b)	Intangible assets-

Except for the specific accounting treatment outlined above for goodwill, the rest of the intangible assets recognized in the accompanying carve-out combined financial statements are measured at acquisition cost less accumulated amortization and any impairment charges. Section d) below details the criteria used to determine potential impairment.
These are finite-life assets and are amortized on a straight-line basis over their useful lives, i.e., over the period during which they are expected to generate cash inflows, which ranges between 14 and 20 years.

Computer programs

Development expenses directly attributable to the design and testing of computer programs that are identifiable and unique and controllable by the Carve-out Group are recognized as intangible assets when the following conditions are met:

•	It is technically possible to complete the production of the intangible asset such that it may be available for use or sale;

•	Management intends to complete the intangible asset in question for use or sale;

•	The entity has the capacity to use or sell the intangible asset;

•	It is possible to demonstrate the manner in which the intangible asset will generate probable future economic benefits;

•	Adequate technical, financial and other resources are available to complete the development and to use or sell the intangible asset; and

•	Disbursements attributable to the intangible asset during its development may be reliably measured.

Directly attributable costs that are capitalized as part of computer programs include the expenses related to the employees developing those programs and an adequate percentage of general expenses.

They are amortized over 10 years, equal to the time over which it is estimated that they will be used.

c)	Property, plant and equipment (PPE)-

Items of property, plant and equipment are recognized at cost less accumulated depreciation and any impairment losses recognized.

Self-constructed items of property, plant and equipment (own work capitalized) are measured at production cost.

Repair and upkeep expenses that do not lengthen the useful lives of assets or increase their productive capacity are charged to profit or loss in the year incurred.

For assets that require a substantial period of time to build and ready for their intended use (qualifying assets), the directly attributable borrowing costs accrued during this period are capitalized.

The Carve-out Group companies depreciate their property, plant and equipment using the straight-line method, distributing the cost of the assets over the following years of estimated useful life:

Estimated years
of useful life

Buildings	25 - 50
Plant, equipment, tools, fittings and other PPE	5 - 15

The Carve-out Group periodically reviews the residual values, useful lives and depreciation methods of its assets to ensure that the depreciation pattern applied is consistent with the cash inflows deriving from use of its property, plant and equipment.

The Carve-out Group companies evaluate regularly, and at least at every year-end, their assets or groups of assets for indications of impairment, adjusting as warranted, as indicated in section d) below, their carrying amounts to their value in use through impairment losses or the reversal thereof, albeit limited in the case of reversals to the extent of previously recognized impairment loss.

d)	Impairment of intangible assets and property, plant and equipment-

Finite-life intangible assets and property, plant and equipment are tested for impairment whenever there are indications that they may have become impaired so that their carrying amounts can be written down to value in use as necessary.

Goodwill and intangible assets with indefinite useful lives are necessarily tested for impairment at least once a year.

Prior-year impairment losses recognized on all assets other than goodwill can be reversed when the estimates used to conduct the impairment tests indicate an increase in their recoverable amounts. However, the increased carrying amount of an asset attributable to a reversal of an impairment loss cannot exceed the carrying amount that would have been determined had no impairment loss been recognized in prior years.

Impairment losses and reversals of impairment losses are recognized in profit or loss under ‘‘Impairment and results of sales of fixed assets’’.

To determine the recoverable amount of assets tested for impairment, management estimates the present value of the cash flows projected for the cash generating unit (CGU) to which the assets belong excluding cash inflows or outflows from financing activities, income tax payments and future net cash flows from initiatives to improve or enhance the performance of the assets belonging to the related CGUs. The cash flows are discounted to present value using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to each CGU.

The projected cash flows were based on the projections prepared by the management of each CGU, which cover a five-year period; the growth rates used are based on the various business plans approved by management, which are reviewed regularly. In addition, management performs sensitivity analysis, varying revenue growth inputs, margin assumptions and the discount rates used in order to assess the impact of potential changes in these variables.

The cash flows of CGUs are calculated in the functional currency of these CGUs and are discounted using rates that take into consideration risk premiums associated with the currencies in question.

e)	Leases-

Leases are classified as finance leases when, based on the economic terms of the arrangement, substantially all the risks and rewards incidental to ownership of the leased item are transferred to the lessee. All other leases are classified as operating leases.

e.1) Finance leases

The Carve-out Group companies act exclusively as lessee in finance lease arrangements. In the carve-out combined balance sheet, the companies recognise the cost of the leased assets and, simultaneously, a liability in the same amount. This amount is the lower of the fair value of the leased asset and the present value of the minimum lease payments, each determined at the inception of the lease, including the purchase option when it is reasonably certain that the lessee will exercise the option. Cost excludes contingent rent, costs for services and taxes to be paid by and reimbursed to the lessor. The total finance charge under the lease agreement is taken to the income statement in the period, accrued using the effective interest rate method. Contingent rents are charged as expenses in the periods in which they are incurred.

The assets recognized under finance leases are depreciated following the criteria outlined in sections b) and c) above.

e.2) Operating leases

In operating leases where the Carve-out Group is lessee, lease payments are recognized as an expense on a straight-line basis over the period of the lease.

In operating leases where the Carve-out Group is lessor, lease income and related costs are recognized in the income statement in the year in which they accrue.

Any receipts or payments collected or made in negotiating and arranging an operating lease are treated as prepayments or advance payments and are recognized in profit or loss over the lease term on the same basis as the lease income.

f)	Financial assets-

Financial assets are initially recognized at fair value, which generally coincides with their acquisition cost, adjusted for directly attributable transaction costs, with the exception of financial assets at fair value though profit and loss for which transaction costs are expensed.

All financial asset purchases and sales are recognized on the trade date.

The financial assets held by the Carve-out Group companies are classified using the following criteria:

•
Financial assets at fair value though profit and loss are those acquired for the purpose of obtaining a profit in the short term as a result of price changes. These assets are presented within ‘Other current financial assets’ in the consolidated balance sheet and are expected to mature within 12 months of the reporting date. Financial assets at fair value though profit and loss are carried under “Trade and other receivables” on the balance sheet.

Financial assets at fair value though profit and loss which at the date of purchase mature within three months or less and which are not expected to derive in significant costs are classified within ‘Cash and cash equivalents’ in the accompanying consolidated balance sheet. These assets are deemed investments that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value; accordingly they correspond to highly liquid, very short term investments for which turnover is quick.

•
Held-to-maturity financial assets are those with fixed or determinable payments and fixed maturity. They are classified as current or non-current as a function of their maturity, non-current assets being those that mature more than 12 months from the reporting date. Financial assets at fair value though profit and loss are carried under “Other current financial assets” on the balance sheet.

•	Loans and trade receivables are classified as current or non-current as a function of their maturity, non-current loans being those that mature more than 12 months from the reporting date.

•
Available-for-sale financial assets are those that are not at fair value though profit and loss and are not classified as held-to-maturity investments. Carve-out Group does not have investments in this category.

Financial assets at fair value though profit and loss and available-for-sale financial assets are measured at their fair value at the reporting date. Fair value is understood to be the amount for which an asset could be exchanged between knowledgeable, willing parties in an arm’s length transaction, which is to say that fair value is an estimation of market value.

In the case of financial assets at fair value though profit and loss, the gains or losses from changes in the instruments’ fair value are taken to profit or loss each year. In the case of available-for-sale financial assets, these gains or losses are recognized in equity until either the asset is sold, at which point the gains or losses previously accumulated in equity are taken to profit or loss for the year, or it is deemed impaired, in which case the cumulative gain or loss that had been recognized in equity is reclassified from equity to profit or loss along with the impairment loss.

Held-to-maturity investments and loans and receivables originated by the Carve-out Group are measured at amortized cost, specifically at the lower of (i) initial cost less principal repayments received plus outstanding interest accrued using the effective interest rate or (ii) fair value. The effective interest rate is the rate that exactly discounts all estimated future cash receipts through the remaining life of the financial instrument to its initial cost. They are written down to their recoverable amount when there are indications of impairment.

The Carve-out Group’s trade accounts receivable are recognized at their nominal value less any reduction for estimated impairment or un-collectible.

Offsetting financial instruments

Financial assets and liabilities are offset and the net amount reported in the balance sheet when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis or realise the asset and settle the liability simultaneously.

Impairment of financial assets

The Carve-out Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

Evidence of impairment may include indications that the debtors or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganisation, and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

For loans and receivables category, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced and the amount of the loss is recognised in the consolidated income statement. If a loan or held-to-maturity investment has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate determined under the contract. As a practical expedient, the group may measure impairment on the basis of an instrument’s fair value using an observable market price.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the reversal of the previously recognised impairment loss is recognised in the consolidated income statement.

g)	Inventories-

Inventories are measured at the lower of acquisition cost, production cost or net realisable value, calculated using the first in, first out (FIFO) method. Trade discounts, rebates and other similar items are deducted in determining the cost of purchase, as are financing components incorporated into nominal prices.

Inventories are measured at the lower of acquisition cost, production cost or net realisable value, calculated using the first in, first out (FIFO) method for raw materials and other consumables and the average cost method for oil. Until 2012, the FIFO method was also used for oil. As the inventory has a high rate of turnover, there are no significant differences arising for the method change.

Trade discounts, rebates and other similar items are deducted in determining the cost of purchase, as are financing components incorporated into nominal prices.

Production cost includes the cost of direct materials, the cost of any direct labour and general manufacturing overhead.

Net realisable value is the estimated selling price less the estimated costs of completion and the estimated costs necessary to market, distribute and sell the goods.

The Carve-out Group companies recognise the necessary impairment losses in the income statement when the net realisable value of its inventories falls below their acquisition or production cost.

h)	Foreign currency-

Accounts receivable and payable in foreign currency are measured in USD by applying the exchange rates prevailing at the carve-out combined balance sheet date and any exchange differences are recognized in profit or loss.

Exchange differences arising as a result of changes in exchange rates between the transaction dates and the settlement dates or the date of re-measurement are recognized in profit or loss for the year.

i)	Provisions-

The Carve-out Group companies recognise provisions on the liability side of the accompanying carve-out combined balance sheet when it has a present obligation arising from past events, the settlement of which is expected to result in an outflow of resources embodying economic benefits.

They are recognized when the corresponding present obligation arises. The amount recognized is the best estimate at the reporting date of the present value of the expenditure required to settle the obligation and the unwinding of the discount in each period is recognized as borrowing cost.

Provisions are classified as current or non-current in the accompanying carve-out combined balance sheet depending on the estimated timing of settlement of the obligation provisioned; non-current provisions are those expected to be settled in a period longer than the average operating cycle of the business giving rise to the provision.

j)	Financial liabilities-

Financial liabilities are initially measured at the fair value of the consideration received less directly attributable transaction costs. These liabilities are subsequently measured at amortized cost.

Finance costs are recognized on an accrual basis in the income statement using the effective interest method and they are added to the carrying amount of the financial liability to the extent that they are not settled in the year in which they accrue.

Bank borrowings and other current and non-current financial liabilities are classified as a function of their maturity at the balance sheet date: current liabilities are those falling due within 12 months of the reporting date and non-current liabilities are those with longer maturities.

Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

Trade payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

k)	Income tax-

The income tax has been calculated using the separate tax return method, that aggregates the tax position of the individual entities of the new reporting entity. Legal entities that comprise the new reporting entity and previously filed separate tax returns have a clear tax position. Current tax expense and tax assets and liabilities are accounted for in accordance with the tax returns. Deferred tax assets and liabilities arise from the individual book tax differences

Income tax expense for the year is calculated on the basis of profit before tax, adjusted for permanent differences between taxable and accounting profit. The prevailing statutory rate applicable to each company is then applied to taxable profit so adjusted. This figure is deducted for tax credits and losses accrued during the year and grossed up for any differences, positive or negative, between the tax payable estimated at the prior year-end and that subsequently settled with the tax authorities.

The Carve-out Group capitalizes deferred tax assets arising from temporary differences and unused tax losses to the extent that it is probable that the deductible temporary difference/tax loss can be offset.

Temporary differences between accounting and taxable profit and any differences between the carrying amounts on the consolidated balance sheet of assets and liabilities and their tax bases give rise to deferred taxes which are recognized as non-

current assets and liabilities. They are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled and are not discounted.

During the periods presented in these carve-out combined financial statements, the legal entities in the group have operated as separate taxpayers. For these entities the tax charges and the tax liabilities and receivables in the carve-out combined financial statements are based on actual taxation.

The tax charges recorded in the carve-out combined income statement are not necessarily representative of the tax charges that may arise in the future.

l)	Revenue and expense recognition-

Revenue and expenses are recognized on an accrual basis, i.e., when earned or incurred, respectively, regardless of when actual collection or payment occurs.

Revenue from the sale of goods is recognized when the significant risks and rewards of ownership of the goods have been transferred to the buyer and when the seller retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold.

Revenue from the rendering of services is recognized by reference to the stage of completion of the transaction at the balance sheet date, whenever the outcome of the transaction can be estimated reliably.

m)	Critical accounting estimates and judgements-

In preparing the carve-out combined financial statements for 2013, 2012 and 2011, management has relied on estimates to measure certain of the assets, liabilities, income, expenses and commitments recognized therein. These estimates basically refer to:

•	The assessment of possible asset impairment (notes 4 and 5)

•	The useful life of property, plant and equipment and intangible assets (notes 4 and 5).

•	Measurement of goodwill (note 4)

•	The calculation of the fair value of vehicles recognized in 2012 under property, plant and equipment as a result of the modification of certain vehicle operating lease contracts (Note 5).

•	The fair value of certain financial assets and liabilities (Notes 8 and 12).

•	The recoverability of deferred tax assets based on the existence of future taxable profits (Note 13).

•	The provision to cover employee claims (Note 14).

•
The carve-out adjustments described in Note 2 and Note 3 are based on management judgment, assumptions and estimates. The areas in the carve-out adjustments that involve higher degree of judgment, assumptions and estimates are related to allocation of goodwill and taxes.

Although these estimates were made on the basis of the best information available at the date of authorising these carve-out combined financial statements for issue regarding the facts analysed, future events could make it necessary to revise these estimates (upwards or downwards) in coming years. Changes in accounting estimates would be applied prospectively.

n)	Related party transactions-

The Carve-out Group conducts all related party transactions on an arm’s length basis. In preparing this carve-out combined financial statements, all companies included in the FCC Group have been considered as related parties.

Note 18 itemizes the main transactions with related parties.

o)	Employee benefits-

o.1)    Termination benefits

Termination benefits are paid to employees as a result of a decision to terminate employment contracts before the normal retirement age or when employees voluntarily agree to resign in return for such benefits. The Carve-out Group companies recognise termination benefits when they are demonstrably committed to either terminating the employment of employees according to a detailed formal plan without possibility of withdrawal or providing termination benefits as a result of an offer to encourage voluntary redundancy. Benefits falling due more than 12 months after the balance sheet date are discounted to their present value.

o.2)    Pension commitments

The Carve-out Group companies do not have pension commitments.

o.3)    Share-based payments

The Carve-out Group companies do not have any share-based payment commitments.

p)	Cash Flows Statements-

The cash flow statements have been prepared using the indirect method and contain the use of the following expressions and their respective meanings:

•	Operating activities: activities that constitute ordinary Carve-out Group revenues, as well as other activities that cannot be qualified as investing or financing.

•	Investing activities: acquisition, sale or disposal by other means of assets in the long-term and other investments not included in cash and cash equivalents.

•	Financing activities: activities that generate changes in the size and composition of net equity and liabilities that do not form part of operating activities.

(4)    INTANGIBLE ASSETS

The reconciliation of the carrying amount of this balance sheet heading at the beginning and end of the year is as follows:

	Goodwill	Other intangible assets	Amortization	Impairment

Balance at 12/31/2010	73,818	57,723	(10,432)	—

- Additions or allowance		1,773	(3,849)
- Derecognitions and decreases
- Transfers

Balance at 12/31/2011	73,818	59,496	(14,281)	—

- Additions or allowance		1,152	(4,182)
- Derecognitions and decreases
- Transfers		385	(384)

Balance at 12/31/2012	73,818	61,033	(18,847)	—

- Additions or allowance		114	(4,236)	(42,512)
- Derecognitions and decreases
- Transfers

Balance at 12/31/2013	73,818	61,147	(23,083)	(42,512)

The breakdown of intangible assets and associated accumulated amortization at year-end 2013, 2012 and 2011 is as follows:

	12/31/2013
	Cost	A. Amortization	Carrying amount
		+ Impairment

Goodwill	73,818	(38,251)	35,567
Other intangible assets	61,147	(27,344)	33,803
- Industrial property	54,470	(25,739)	28,731
- Computer software	6,677	(1,605)	5,072

	134,965	(65,595)	69,370

	12/31/2012
	Cost	Accumulated	Carrying amount
		amortization

Goodwill	73,818		73,818
Other intangible assets	61,033	(18,847)	42,186
- Industrial property	54,470	(17,796)	36,674
- Computer software	6,563	(1,051)	5,512

	134,851	(18,847)	116,004

	/12/31/2011
	Cost	Accumulated	Carrying amount
		amortization

Goodwill	73,818		73,818
Other intangible assets	59,496	(14,281)	45,215
- Industrial property	54,470	(14,114)	40,356
- Computer software	5,026	(167)	4,859

	133,314	(14,281)	119,033

Goodwill

As indicated in note 3.a), goodwill is tested for impairment at year end by calculating the value in use of the corresponding cash generating unit. Value in use is calculated based on the Carve-out Group’s cash flow projections that present growth rates in line with business dynamics and prior experience. These projections are discounted using the appropriate discount rate for this type of analysis.

The main assumptions used to determine the projections for goodwill impairment testing purposes and the attendant sensitivity analysis are as follows:

The cash flows cover a five-year time horizon under conservative assumptions. In 2013 the Management has proceeded to re-evaluate the business expectations according to the failure of certain expectations of profitability of some operational centers and new market conditions, for both prices and quantities and competitors, including the widespread use of alternative fuels to oil in certain areas. The main assumptions contemplated according to the new environment, represent a sharp decline in turnover in 2014 compared to 2013 of around 18%, resulting in the recovery of the same in the period 2015-2016 (17% increase), going after annual growth of 1%. In parallel the assumptions provide an increase in gross operating profit until 2016, maintaining the same constant at 10% in the remaining periods.

The terminal value is based on a growth in perpetuity rate of zero. This pre-tax discount rate used was 6.71% (5.57% 2012 and 4.967% 2.011). The growth forecasts model the maturing of the businesses and represent Carve-out Group management’s best estimate in this respect. The cash flow projections used indicate a total deterioration of 42,512 thousand USD, of which 38,251 thousand USD have been assigned to Goodwill and 4,261 thousand USD to Industrial Property.

The cash flows projection used indicate that an increase (decrease) of 10 basis points in 2013 will suppose an increase (decrease) of deterioration on the order of 1,700 thousand USD. On the other hand, cash flow projections for 2012 and 2011 could hold an increase of 20 (2012) and 110 (2011) basis points before showing any deterioration.

An 1% increase (decrease) of the cash flow discounted will suppose an increase (decrease) of deterioration on the order of 1,300 thousand USD. The projected cash flows discounted for 2012 and 2011 could hold a decrease of 4.5% and 27% before showing any deterioration.

Impairment tests of years 2012 and 2011 did not reveal existence of impairment.

Other intangible assets

This heading reflects the allocation at fair value of the portfolio of customers, brands and processes of the companies acquired from third parties in 2008 (FCC Environmental LLC, formerly called Hydrocarbon Recovery Services, Inc, and International Petroleum Corp of Delaware). These assets were measured at fair value on the basis of an independent expert report. These assets are being amortized on a straight-line basis over periods ranging from 14 to 20 years.

The balance under computer applications mainly reflects the cost of integrated management software developed by FCC Environmental and IPC, that was brought into service in phases during the years 2012 and 2011 and it’s currently using in 2013. It is amortized on a straight-line basis over 10 years following its start-up.

There are no fully amortized assets still in use at either year-end.

As indicated in the prior point, as a result of the year 2013 impairment test, has been proceeded to acknowledge a deterioration of 4,261 thousand USD, in its entirety, to the Industrial Property owned by IPC.

(5)    PROPERTY, PLANT AND EQUIPMENT

The reconciliation of the carrying amount of this balance sheet heading at the beginning and end of 2013, 2012 and 2011 is as follows:

	Land and buildings	Plant, equipment and vehicles	PPE in progress and prepayments	Other items of PPE	Depreciation

Balance at 12/31/2010	20,250	29,416	1,119	990	(13,817)

- Additions or allowance	156	230	858	400	(5,118)
- Transfers	152	236	(388)
- Derecognitions and decreases	—	(123)	(69)	(576)	136

Balance at 12/31/2011	20,558	29,759	1,520	814	(18,799)

- Additions or allowance		14,231	812	1,303	(6,752)
- Transfers	815	1,517	(1,365)	(1,352)	384
- Derecognitions and decreases		(770)	(163)		876

Balance at 12/31/2012	21,373	44,737	804	765	(24,291)

- Additions or allowance	46	705	1,521	564	(5,521)
- Transfers	410	339	(143)	(606)
- Derecognitions and decreases	(46)	(1,812)		(37)	1,163

Balance at 12/31/2013	21,783	43,969	2,182	686	(28,649)

In 2012, and effective retroactively to 1 January 2012, the Carve-out Group accepted a modification of the existing lease agreement covering part of the special waste vehicle fleet that is operated in the businesses. A substantial part of this modification related to considering the lease agreements and operating leases instead of finance leases since they imply the transfer of the risks and benefits associated with them and the purchase options are expected to be exercised at the end of the agreements. The additions in 2012 mainly relate to their recognition and for the purposes of determining the fair value of the recognized items the values included in the contractual modification concluded with the financial institution has been used as a reference. Additions in 2012 relate mainly to the capitalization of those agreements, stated at historic cost.

The “PPE in progress and prepayments” balance at December 31, 2013 fully refers at investment made by FCC Lubricants, LLC in the Baltimore factory. The company has obtained all necessary permits and licenses, but has not yet started the building process.

The information at the end of 2013 and 2012 relating to these finance lease agreements are as follows:

	12/31/2013	12/31/2012

Asset cost	14,226	14,226
Contract length (years)	2 - 5	2 - 5
Fees for the year	4,164	4,597
Previous years fees	4,597	—
Outstanding fees	5,465	9,629

The breakdown of property, plant and equipment and associated accumulated depreciation at year-end 2013, 2012 and 2011 is as follows:

	12/31/2013
	Cost	Accumulated	Carrying amount
		depreciation

Land and buildings	21,783	(4,930)	16,853
- Land	10,438		10,438
- Buildings	11,345	(4,930)	6,415
Plant and other PPE	46,837	(23,719)	23,118

	68,620	(28,649)	39,971

	12/31/2012
	Cost	Accumulated	Carrying amount
		depreciation

Land and buildings	21,373	(4,063)	17,310
- Land	10,438		10,438
- Buildings	10,935	(4,063)	6,872
Plant and other PPE	46,306	(20,228)	26,078

	67,679	(24,291)	43,388

	12/31/2011
	Cost	Accumulated	Carrying amount
		depreciation

Land and buildings	20,558	(3,143)	17,415
- Land	10,438		10,438
- Buildings	10,120	(3,143)	6,977
Plant and other PPE	32,093	(15,656)	16,437

	52,651	(18,799)	33,852

The Carve-out Group did not capitalize any borrowing costs within property, plant and equipment in 2013, 2012 or 2011.

Nor did it buy or sell any assets from/to Carve-out Group companies in either year.

There are no fully depreciated assets still in use at either year-end.

The Carve-out Group companies did not have any firm capital commitments at year-end 2013, 2012 or 2011.

It is Carve-out Group policy to take out the insurance policies necessary to cover potential risks to which the various items of property, plant, and equipment are exposed. At year-end, the directors considered that existing coverage was sufficient to cover these risks.

All of the items composing property, plant and equipment are located in the United States of America.

At the end of either reporting period, the Carve-out Group companies did act as lessee in several operating lease arrangements, mainly for the rental of leased properties and other equipment (in 2011 also included waste collection trucks). Lease payments expensed under operating leases in 2013 amounted to 4,051 thousand USD (2012: 1,652 thousand USD, 2011: 12,750 Thousand USD).

The maturity schedule for the Carve-out Group’s minimum operating lease commitments is as follows:

	12/31/2013	12/31/2012	12/31/2011

Within one year	1,855	1,314	9,017
Between one and five years	2,721	2,062	12,472
More than 5 years	200	1	449

	4,776	3,377	21,938

(6)    INVENTORIES

An analysis of inventories at year-end 2013, 2012 and 2011 is as follows:

	12/31/2013	12/31/2012	12/31/2011

Raw materials and other consumables	279	113	264
Finished goods	6,398	9,241	6,846
Prepayments	71	1,019	1,269

	6,748	10,373	8,379

‘Finished goods’ correspond to stocks of products recovered from hydrocarbons; once these have been treated they are available for sale. ‘Raw materials and other consumables’, meanwhile, present the measurement of hydrocarbons purchased and pending processing for subsequent sale.

It is Carve-out Group policy to take out the insurance policies necessary to cover potential risks to which its inventories are exposed until they are sold or consumed. At year-end, the directors considered that existing coverage was sufficient to cover these risks.

There were no material inventory purchase commitments at year-end.

In 2013, 2012 and 2011 there were no write-downs or valuation allowance of inventories

(7)    TRADE AND OTHER RECEIVABLES

a)	Trade receivables-

This carve-out combined balance sheet heading shows the present value of revenue pending collection, measured as outlined in note 3.m), ‘Revenue and expense recognition’, above.

An analysis of trade receivables at year-end 2013, 2012 and 2011 is as follows:

	12/31/2013	12/31/2012	12/31/2011

Progress billings pending collection	20,764	21,171	24,606
Due from customers for contract work	3,851	3,653	4,077
Less: provision for impairment of trade receivables	(2,512)	(1,438)	(1,269)

	22,103	23,386	27,414

The fair value of these assets does not differ materially from the carrying amounts recognized.

‘Progress billings pending collection’ reflect invoices issued to customers for services performed and pending collection at the reporting date.

‘Due from customers for contract work’ reflects the difference between costs incurred plus recognized profits under each of the service contracts in progress and the amount of progress billings issued for each at the reporting date.

All the balances recognised under trade receivables are denominated in US dollars.

At 31 December 2013, 2012 and 2011 the detail of the billing pending collection is as follows:

	12/31/2013	12/31/2012	12/31/2011

Balance due	12,559	16,321	17,462
Unexpired balance	8,205	4,850	7,144

	20,764	21,171	24,606

The ageing analysis of these accounts receivable is as follows:

	12/31/2013	12/31/2012	12/31/2011

Up to 1 month	4,611	4,843	7,126
Betweeen 1 and 3 months	4,737	7,490	5,699
Betweeen 3 months and 1 year	1,998	2,305	3,600
More than 1 year	1,213	1,683	1,037

	12,559	16,321	17,462

An amount of 4,345 thousand USD at December 31, 2013 correspond to a single customer, and at date May 2, 2014 it was agreed to refinance the payment of 1,530 thousand USD until March 2015, subject to the release of adequate warranties to endorse recovery of the deferred amount, and having cleared before the rest of the balance due.

An amount collectible from Apex/FCC LLC of 352 thousand USD is Included in ‘Progress billings pending collection’ at December 31, 2012. Aside from the amount indicated, there is no other related parties collectible balance under trade receivables.

The Company does not take out credit risk insurance to cover the credit risk deriving from its accounts receivable.

The maximum credit risk exposure at the balance sheet date is the carrying value of each class of receivable mentioned above.

Movements on the Carve-out Group provision for impairment of trade receivables are as follows:

Thousand USD

Balance at 12/31/2010	762

- Additions and provisions	1,920
- Derecognitions and decreases	(1,413)
- Other movements

Balance at 12/31/2011	1,269

- Additions and provisions	537
- Derecognitions and decreases	(368)
- Other movements

Balance at 12/31/2012	1,438

- Additions and provisions	690
- Derecognitions and decreases
- Other movements	384

Balance at 12/31/2013	2,512

The creation and release of provision for impairment of trade receivables have been included in ‘Other expenses’ in the accompanying income statement (note 15).

b)	Other receivables-

An analysis of ‘Other receivables’ at year-end 2013, 2012 and 2011 is as follows:

	12/31/2013	12/31/2012	12/31/2011

Apex/FCC LLC - Debtor	—	2,289	81
FCC SA - Debtor	24	24	—
Public Treasury, debtor for VAT	49	49	46
Called-up share capital	—	43	361
Loans and advances to personnel	59	56	58
Other receivables	478	426	15

	610	2,887	561

The balance with Apex/FCC LLC at December 31, 2012 and 2011 represents trade and other receivables. This balance accrues no interest and has been settled in 2013 with the liquidation of the company.

(8)    OTHER CURRENT FINANCIAL ASSETS

The breakdown of ‘Other current financial assets’ in the accompanying consolidate balance sheet is as follows:

	12/31/2013	12/31/2012	12/31/2011

Other current financial assets
Current loans	63	550	4,324
Deposits and guarantees	4,770	3,456	769

	4,833	4,006	5,093

The detail of the current loans by debtor is as it follows:

	12/31/2013	12/31/2012	12/31/2011

Current Loans by debtor
FCC SA	—	—	2,500
Apex/FCC LLC	63	550	1,824

	63	550	4,324

The loan to Fomento de Construcciones y Contratas, SA accrues interest at market rates, established on the basis of Euribor at three months plus a spread, and which are reviewed quarterly. The average rate for 2012 amounts to 3.53% (2011: 3.53%). This loan has been repaid during the year 2012.

The loan to Apex/FCC LLC accrues interest at market rates, established on the basis of Euribor at three months plus a spread, and which are reviewed yearly. The average rate for 2012 and 2011 amounts to 3.25%.

At 31 December 2013 "Deposits and Guarantees" includes a total of 3 million USD (2012 : 2.5 million USD, 2011 zero) relating to funds deposited at a US financial institution to secure the standby letters issued by the institution to FCC Environmental, LLC, as well as a total of 0.7 million USD as guaranty of payments to be made by means of credit cards issued in favor of the company (2012 and 2011, zero)

(9)    CASH AND CASH EQUIVALENTS

The amount shown on the accompanying carve-out combined balance sheet corresponds to the balances on deposit in current accounts. All the balances recognised under this caption are denominated in US dollars.

(10)    NET EQUITY

The accompanying statement of changes in equity shows the changes in equity attributable to owners of the parents and to non controlling interests in 2013, 2012 and 2011.

1.    Retained earnings and other reserves

The breakdown of this heading in the accompanying carve-out combined balance sheet at year-end 2013, 2012 and 2011 is as follows:

	12/31/2013	12/31/2012	12/31/2011

Combinated entities reserves	178,428	183,328	181,755
Reserves in consolidated companies	(54)	(27)	—

	178,374	183,301	181,755

The reserves in consolidated companies correspond in their entirety to FCC Lubricants LLC (see note 1)

2.    Non controlling interests

The carve-out combined balance sheet heading reflects the measurement of non controlling shareholders’ interests in the fully consolidated Carve-out Group subsidiaries with third party shareholders.

The movement in this carve-out combined balance sheet heading in 2013, 2012 and 2011 is as follows:

	Opening balance	Changes in consolidation scope	Profit (loss) for the year	Closing balance

Year ended December 31, 2013	382	—	(58)	324

Year ended December 31, 2012	433	—	(51)	382

Year ended December 31, 2011	—	458	(25)	433

The composition of the balances for items at year-end 2013, 2012 and 2011 is as follows:

	Capital	Other reserves	Profit (loss) for the year	Total

Year ended December 31, 2013	458	(76)	(58)	324

Year ended December 31, 2012	458	(25)	(51)	382

Year ended December 31, 2011	458	—	(25)	433

(11)    FINANCIAL LIABILITIES, NON-CURRENT AND CURRENT

The breakdown of this heading in the accompanying carve-out combined balance sheet at year-end 2013, 2012 and 2011 is as follows:

	12/31/2013	12/31/2012	12/31/2011

Non-current payables for financial lease	3,188	5,032	—

Non-current financial liabilities	3,188	5,032	—

Current payables for financial lease	2,277	4,597	—
Current financial debts with FCC Group companies	4,388	4,110	—
Other transactions	542	755	877

Current financial liabilities	7,207	9,462	877

The fair value of these liabilities does not differ materially from the carrying amounts recognized.

The balance of the heading “Non-current payables for finance lease” and “Current payables for financial lease” relates to the amounts payable for the finance lease agreements (Note 5). The maturity breakdown for years of the lease agreements is as it follows:

	12/31/2013	12/31/2012	12/31/2011

Up to one year	2,277	4,597	—

Total current	2,277	4,597	—

Between one and five years	2,954	4,405	—
More than five years	234	627	—

Total non current	3,188	5,032	—

	5,465	9,629	—

The breakdown by company of “Current financial debts with FCC Group companies” by year is as follows:

	12/31/2013	12/31/2012	12/31/2011

FCCSA	4,166	4,110	—
FCC Ambito SAU	137	—	—
Marepa	85	—	—

	4,388	4,110	—

The balance with Fomento de Construcciones y Contratas, SA corresponds to a 4 million USD loan made at the end of 2012 to address treasury needs increased by accrued interest. Interest rate applied is 2.8585% both in 2012 and 2013.

The balances with other companies of the FCC Group pertain to invoices received for services provided by other FCC Group companies pending settlement.

‘Other transactions’ include the balance outstanding at year-end payable to AON Premium Finance LLC, the entity providing the financing for the Carve-out Group companies’ insurance program. This balance is due in April 2014 and bears interest at 3.49% (2012: 3.19%, 2011: 3.01%).

(12)    TRADE AND OTHER PAYABLES

An analysis of trade payables and other accounts payable at year-end 2013, 2012 and 2011 is as follows:

	12/31/2013	12/31/2012	12/31/2011

Payable for purchases of goods and services	10,855	9,498	3,780

Trade payables	10,855	9,498	3,780

FCC SA	141	4	54
Remuneration pending payment	2,543	2,960	4,016
Payable to the tax authorities (note 13)	1,499	905	696
Other payables	3,267	1,969	3,963

Other accounts payable	7,450	5,838	8,729

The fair value of these liabilities does not differ materially from the carrying amounts recognized.

The detail of the “Trade payables” is as follows:

	12/31/2013	12/31/2012	12/31/2011

Apex/FCC LLC	24	436	6
FCC SA	—	4	—
Third Parties	10,831	9,058	3,774

	10,855	9,498	3,780

(13)    TAX MATTERS

This note provides detailed disclosures with respect to the accompanying income statement and balance sheet headings deriving from the tax obligations of the Carve-out Group, such as deferred tax assets and liabilities, taxes payable to and receivable from the tax authorities and income tax expense.

All have their tax returns open to inspection in respect of all applicable taxes for all years for which the statute has not lapsed. Depending on the criteria adopted by the tax authorities, tax contingencies that cannot be objectively quantified could arise with respect to the years open to inspection. However, the Carve-out Group companies’ directors consider that any such liabilities will not have a significant effect on the Carve-out Group’s financial situation.

Currently they are underway two tax inspections, the first one for IPC recently initiated by the state of New Jersey about the sales tax and the state Income tax, and the second one for FCC Environmental, LLC held by state of Texas relating the sale tax, this one in more advanced state. No significant impact is expected by the conclusion of these inspections.

However, the Carve-out Group companies’ directors consider that any such liabilities will not have a significant effect on the Carve-out Group’s financial situation.

The Carve-Out units file separately their Tax Returns. IPC as a Corp files the Return by itself, while FCC Environmental, LLC and FCC Lubricants, LLC are both Disregarded Entities so their income is incorporated to the Tax Return of the Parent Company

a)    Taxes payable to and receivable from the tax authorities

The breakdown of taxes receivable from and payable to the tax authorities at 31 December 2013, 2012 and 2011 is as follows:

	12/31/2013		12/31/2012		12/31/2011
Receivable		Non-		Non-		Non-
	Current	Current	Current	Current	Current	Current

Deferred tax assets		29,751		18,794		12,966

Taxes receivable from the tax authorities	—		—		204

	—	29,751	—	18,794	204	12,966

	12/31/2013		12/31/2012		12/31/2011
Payable		Non-		Non-		Non-
	Current	Current	Current	Current	Current	Current

Deferred tax liabilities		3,601		12,785		11,613

Income tax	238		312		200
Payable to tax authorities for other items (*)	1,499		905		696

	1,737	3,601	1,217	12,785	896	11,613

b)    Deferred tax assets and liabilities

Temporary differences between accounting and taxable profit and any differences between the carrying amounts on the carve-out combined balance sheet of assets and liabilities and their tax bases give rise to deferred taxes which are recognized as non-current assets and liabilities. They are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled.

The reconciliation between the opening and closing balances of deferred taxes is as follows:

	Deferred tax assets	Deferred tax liabilities

Balance at 12/31/2010	9,271	6,911

Changes recognised in profit or loss	3,695	4,702
Changes recognised in Equity	—	—

Balance at 12/31/2011	12,966	11,613

Changes recognised in profit or loss	5,828	1,172
Changes recognised in Equity	—	—

Balance at 12/31/2012	18,794	12,785

Changes recognised in profit or loss	10,957	(9,184)
Changes recognised in Equity	—	—

Balance at 12/31/2013	29,751	3,601

The analysis of deferred tax assets at year-end 2013, 2012 and 2011:

	12/31/2013		12/31/2012		12/31/2011

Company / Item	Tax base	Tax	Tax base	Tax	Tax base	Tax

- Acelerated intangible assets amortization	14,100	5,252	—	—	—	—
- Unused tax losses	62,604	23,320	46,962	17,492	30,231	11,313
- Other items	3,167	1,179	3,495	1,302	4,576	1,653

		29,751		18,794		12,966

As has been indicated in note 4, in the year 2013 has been registered an impairment of intangible assets of 42,512 thousand USD, that mainly affects the Goodwill and in lesser degree Industrial Property. The fiscal effect associated to impairment of this latter item has been treated as an accelerated amortization.

In regards to Goodwill, under US tax legislation, unallocated Goodwill recognized by US-resident companies is deductible for tax purposes regardless of whether or not this Goodwill is impaired. In prior years, amortization of Goodwill for fiscal effects to in effect determine taxable basis, was registered as a deferred tax liability due to fiscal effect of amortizations made. At end of year 2013, the impaired part that already had been fiscally availed, has been eliminated as liability on deferred tax, while the fiscal effect of the part resulting fiscally deductible in the future has likewise been addressed as an accelerated amortization.

The Carve-out Group has capitalized all deferred taxes arising from temporary differences to the extent that it is probable that future taxable profit will be available against which the assets can be utilized. These tax assets are calculated using the prevailing tax rate applicable. Most of the assets correspond to net operating losses that can be offset against future profits for a period of 20 years from when they were generated. The detail of the net operating losses by company and year of generation is as it follows:

	December 31, 2013			December 31, 2012			December 31, 2011
	FCC Environmental, LLC	I.P.C.	TOTAL	FCC Environmental, LLC	I.P.C.	TOTAL	FCC Environmental, LLC	I.P.C.	TOTAL

Year of generation:
									—
2009	5,800	594	6,394	5,800	594	6,394	5,826	597	6,423
2010	2,225	238	2,463	2,225	238	2,463	2,235	238	2,473
2011	2,285	119	2,404	2,285	119	2,404	2,297	120	2,417
2012	4,645	1,586	6,231	4,645	1,586	6,231	—	—	—
2013	3,674	2,154	5,828	—	—	—	—	—

	18,629	4,691	23,320	14,955	2,537	17,492	10,358	955	11,313

Other items relate mainly to certain expenses that from a tax viewpoint are treated on a cash basis and will not be deductible until they are effectively paid.

The analysis of deferred tax liabilities and reconciliation of the opening and closing balances are as follows:

	12/31/2013		12/31/2012		12/31/2011

Company / Item	Tax base	Tax	Tax base	Tax	Tax base	Tax

- Amortization of goodwill	—	—	23,786	8,860	18,819	7,010
- Accelerated depreciation of PPE	9,215	3,433	10,086	3,756	10,822	4,031
- Other items	453	168	453	169	1,536	572

		3,601		12,785		11,613

For 2011, the amount relating to the accelerated depreciation/amortization of property, plant and equipment and intangible assets relates to assets of this kind and in particular, to computer applications, the tax amortization of which exceeds their accounting amortization.

c)    Reconciliation of accounting profit and taxable income (tax loss)

The reconciliation of accounting profit (loss) to taxable income (tax loss) in 2013, 2012 and 2011 is set forth below:

	12/31/2013	12/31/2012	12/31/2011
Current tax:
Current tax on profits (losses) for the year	(100)	(103)	(222)
Adjustments in respect of prior years	72	155	(326)

Total current tax	(28)	52	(548)

Deferred tax:
Origination and reversal of temporary differences	19,774	2,973	(657)
Adjustments in respect of prior years	367	1,683	(350)

Total deferred tax	20,141	4,656	(1,007)

Income tax expense / (benefit)	20,113	4,708	(1,555)

The tax on the carve-out group’s profit before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to profits of the carve-out combined entities as follows:

	12/31/2013	12/31/2012	12/31/2011

Profit (loss) before tax	(52,982)	(6,872)	4,398

Tax calculated at domestic tax rates applicable to profits	19,736	2,560	(1,638)
Tax effects of
- Expenses not deducible for tax purposes	(62)
- Other adjustments, net		310	759
Adjustment in respect of prior years	439	1,838	(676)

Tax expense / (benefit)	20,113	4,708	(1,555)

The effective tax rate was 37.96% for 2013, 68.51% for 2012 and (35.36)% 2011.

(14)    GUARANTEES EXTENDED TO THIRD PARTIES AND OTHER CONTINGENT LIABILITIES

At 31 December 2013, the Carve-out Group had extended sureties to third parties, mostly public bodies and entities, in order to guarantee contract performance in the amount of USD 7,382 thousand (USD 7,437 thousand at 31 December 2012, 2011: 7,188 thousand USD). The Board of Directors does not expect these sureties to result in any liability for the Carve-out Group whatsoever.

Certain deposits have been made to secure the guarantees received (Note 8).

At 31 December 2013 the Carve-out Group recognizes several employee claims deriving from their activities totalling approximately 4 million USD (2012: 3 million USD). Part of these claims is covered by the insurance policies that the Carve-out Group has, and the uninsured portion is covered by a provision (540 thousand USD at the end of 2013, 820 thousand USD in 2012.

(15)    INCOME AND EXPENSE

a)    Net Turnover

Turnover is generated by the business activities performed by the companies in their plants and terminals all over the United States. All turnover-generating activities took place in the United States.

b)    Cost of supplies

An analysis of cost of sales in 2013, 2012 and 2011 is as follows:

	Year ended December 31,
	2013	2012	2011

Subcontracted work	21,797	18,478	15,834
Purchases and supplies	72,271	77,155	68,963

Total supplies	94,068	95,633	84,797

c)    Staff costs

The next table provides the breakdown of staff costs in 2013, 2012 and 2011:

	Year ended December 31,
	2013	2012	2011

Regular cost & termination indemnities	28,322	31,375	29,661
Bonus & commissions	3,326	3,757	4,759
Fringe Benefits	8,189	8,687	8,856

Total staff costs	39,837	43,819	43,276

The average Carve-out Group headcount by job category and the period-end headcount by job category and gender:

	12/31/2013
	Average	Headcount at year-end
	for year	Men	Women

Managers and university graduates	72	67	9
Professionals with higher vocational qualifications	70	60	3
Administrative and similar	66	11	54
Other payroll personnel	286	276	3

Total	494	414	69

	12/31/2012
	Average	Headcount at year-end
	for year	Men	Women

Managers and university graduates	116	101	11
Professionals with higher vocational qualifications	47	40	5
Administrative and similar	52	4	46
Other payroll personnel	345	328	5

Total	560	473	67

	12/31/2011
	Average	Headcount at year-end
	for year	Men	Women

Managers and university graduates	32	15	0
Professionals with higher vocational qualifications	80	76	10
Administrative and similar	100	49	68
Other payroll personnel	360	383	7

Total	572	523	85

d)    Other operating expenses

The following table provides the breakdown of other operating expenses incurred in 2013, 2012 and 2011:

	Year ended December 31,
	2013	2012	2011

External services
- Real State, PPE and others lease	4,139	4,670	9,505
- Maintenance and repairs	7,759	7,983	7,666
- Advisors and professional services	2,227	2,796	2,236
- Transportation services	4,740	4,010	3,115
- Insurance premiums	2,739	3,631	3,797
- Fuel and non industrial supplies	1,109	1,155	1,151
- Telephone: voice and data	1,559	1,709	1,479
- Other external services	2,071	3,779	3,893
Taxes other than income tax	2,078	1,424	1,499
Creation and release of provision for impaired receivables
- Losses from unrecovered receivables	49	6
- Variation in trade receivables allowance (Note 7.a)	690	169	507
Other current operating expenses	—	(17)	—

Total other operating expenses	29,160	31,315	34,848

e)    Finance income and cost

The breakdown of these income statement headings is as follows:

	Year ended December 31,
	2013	2012	2011

Finance income	67	27	3

Finance cost	(458)	(576)	(34)
Impairment from financial instruments	(127)	—	—

Net finance cost	(518)	(549)	(31)

Both finance income and finance costs are recognized in the accompanying consolidated income statements as accrued using the effective interest rate method.

Financial income corresponds mainly to interest of financial accounts with related companies (note 18).

Financial expenses correspond mainly to interest of financial lease operations incorporating also balances with related companies (note 18).

(16)    ENVIRONMENTAL DISCLOSURE

The very nature of the companies’ businesses is to protect and preserve the environment, not only by means of their direct productive operations but also through its business development efforts that are designed to use production techniques and systems that reduce environmental ramifications in keeping with prevailing applicable environmental regulations and limits.

Pursuit of the core business requires the use of plant and equipment that efficiently and effectively protect and preserve the environment.

The contingencies at year-end 2013, 2012 and 2011 are not material and the parent company’s directors believe they would not have a significant impact on the accompanying carve-out combined financial statements, which already recognise provisions for contingencies and charges designed to cover contingencies of a general or extraordinary nature that could arise.

As indicated elsewhere in these notes, the companies were part of the FCC Group, which operates in a number of businesses that require it to pay close attention to monitoring its environmental impact and record. The components of the FCC Group’s environmental record and strategy are outlined in detail in the Corporate Social Responsibility report it publishes annually and which can be downloaded from the corporate website (www.fcc.es). The reader is referred to this report for additional information complementing the disclosures made in this note.

(17)    FINANCIAL RISK MANAGEMENT POLICIES

Financial risk refers to the exposure to changes in political, market and other factors through the financial instruments and facilities arranged by the Carve-out Group and the potential attendant ramifications of these changes on the carve-out combined financial statements.

As noted already, the companies were part of the FCC Group, which sets the guidelines for its subgroup’s financial risk management. The FCC Group’s risk management philosophy is consistent with business strategy in that it seeks to preserve maximum efficiency and solvency at all times, to which end it has established strict financial risk control and management criteria which consist of identifying, measuring, analysing and monitoring the risks to which the FCC Group’s business activities expose it. This risk management policy is duly integrated within the Carve-out Group’s organisational structure.

In keeping with this risk management policy, the hedges arranged by the FCC Group are not initially arranged for speculative purposes but are written exclusively to hedge underlying transactions.

In light of the Carve-out Group’s core business and the transactions performed in pursuit thereof, the Carve-out Group is currently exposed to the following financial risk factors:

Capital risk management

The FCC Group manages its capital with a view to ensuring that the FCC Group companies will be able to continue as going concerns, while simultaneously trying to maximise shareholder returns.

The FCC Group’s capital management strategy covers its borrowings (comprising the loans and credit facilities outlined in note 11), cash and cash equivalents (note 9) and equity (note 10).

The Finance Department, which is responsible for financial risk management, reviews the FCC Group’s capital structure regularly on the basis of solvency and liquidity ratios under the umbrella of the FCC Group’s financing policy.

The cost of capital and associated risks for each investment project are analysed by the business areas in conjunction with the Finance Department for subsequent approval/rejection by the corresponding committee or the Board of Directors, on the basis of reports from other FCC Group divisions where necessary.

Interest rate risk

Money market ups and downs and volatility imply fluctuations in interest rates which in turn trigger variability in the financial burden associated with the FCC Group’s borrowings. Management actively manages its interest rate risk in order to best uphold the FCC Group’s interests.

Because of the nature of the FCC Group’s business operations, which are closely linked to inflation, the FCC Group’s financial policy is to try to ensure that both its current financial assets, which largely provide a natural hedge for its current financial liabilities, and its borrowings are at least partially benchmarked to floating interest rates (note 11).

A 10-basis point increase/decrease in the average interest rate on financial debts at year-end 2013 for the Carve-out Group, holding all other inputs constant, would have increased/decreased after-tax profit for the year by approximately 7.8 thousand USD (2012: 6.4 thousand USD; 2011: 0.6 thousand USD), mainly as a result of higher/lower interest expense on floating rate loans.

Foreign exchange risk

The companies perform practically the totality of their operations in USD, having made only spot transactions in euros, therefore, existing exchange rate risk is minimum.

Credit risk

Exposure to credit risk arises mainly from cash and cash equivalents and bank deposits and trade and other receivables, including outstanding receivables and committed transactions.

In relation to trade receivables, the Carve-out Group evaluates the credit rating of the debtor, taking into account their financial position, past experience and other factors. The individual credit limits are established on the basis of in-house criteria.

Solvency and liquidity risk

There is a net financial position that assumes the existence of debt as shown in the table below.

	12/31/2013	12/31/2012	12/31/2011

Non current financial liabilities	3,188	5,032	—
Current financial liabilities	7,207	9,462	877
Current financial assets	(4,833)	(4,006)	(5,093)
Cash and cash equivalents	(4,468)	(4,882)	(1,655)

Net debt	1,094	5,606	(5,871)

On the other hand, the Carve-out Group has the support of the sole shareholder for normal continuity of operations in the event needed.

The Company has had sufficient cash balances to cover its current payments on a recurring basis.

(18)    RELATED PARTY DISCLOSURES

a)    Balances and transactions with related parties

Balances with related companies, understood to be FCC Group companies excluded from the carve-out scope, are the following:

	12/31/2013	12/31/2012	12/31/2011

Trade receivables (note 7.a)	—	352	—
Other receivables (note 7.b)	24	2,313	81
Other current financial assets (note 8)	63	550	4,324

Assets	87	3,215	4,405

Trade payables (note 12)	24	440	6
Other accounts payables (note 12)	141	4	54
Current financial liabilities (note 11)	4,388	4,110	—

Liabilities	4,553	4,554	60

In turn, operations made with related parties are the following:

	Year ended December 31,
	2013	2012	2011

Supplies and other expenses
Apex/FCC LLC	238	—	11
FCC, SA	45	40	—
FCC Ambito, SAU	138	—	—
Marepa, SAU	85	—	—

Financial expenses
FCC, SA	126	42	—

Other operating income
Apex/FCC LLC	134	855	—

Financial income
Apex/FCC LLC	—	24	—
FCC, SA	65	—	—

b)    Key management personnel.

The key management personnel, deemed to be the Managing Director and the Team Manager of the US subsidiaries, the CFO, and the other one from the time of his entry in 2013, and the Regional Vice-President, were paid aggregate compensation of 499 thousand USD in 2013, 505 thousand USD in 2012 and 454 thousand USD in 2011.

c)    Mechanisms established to detect, determine and resolve possible conflicts of interest between the parents and/or its Group, and its directors, management or significant shareholders.

The Group FCC has established the mechanisms needed to detect, determine and resolve any possible conflicts of interest among FCC Group companies and their directors, management or significant shareholders, as specified in article 25 of the Board Rules.

(19)        RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED
STATES OF AMERICA

The Carve-out Combined Financial Statements of FCC Environmental LLC (Consolidated) and International Petroleum Corp. of Delaware have been prepared in accordance with IFRS, which vary in certain respects from accounting principles generally accepted in the United States of America ("U.S. GAAP").

The application of U.S. GAAP would have affected net income for each of years ended December 31, 2013 and 2012 and shareholders' equity as of December 31, 2013 and 2012 to the extent described below.

Reconciliation of net income from IFRS to U.S. GAAP

		For the Year Ended
	Notes	December 31, 2013	December 31, 2012

Net income as reported in the Carve-out combined financial statements under IFRS		(32,869)	(2,164)
Goodwill impairment	(a)	(11,108)	—
Intangibles impairment	(b)
Impairment		(26,941)	—
Amortization		833	—
Deferred tax effect on U.S. GAAP adjustments		14,412	—
Net income reported under U.S. GAAP		(55,673)	(2,164)

Reconciliation of net equity IFRS to U.S. GAAP

		As of
	Notes	December 31, 2013	December 31, 2012

Net equity as reported in the Carve-out combined financial statements under IFRS		145,887	181,570
Goodwill impairment	(a)	(11,108)	—
Intangibles impairment
Impairment	(b)	(26,941)	—
Amortization		833	—
Deferred tax effect on U.S. GAAP adjustments		14,412	—
		123,083	181,570

Note: All equity is reported as Retained Earnings

(a) Goodwill Impairment

Under IAS 36 (Impairment of Assets) a one-step goodwill impairment test is performed at the cash generating unit ("CGU") level. The CGU‘s carrying amount, including goodwill, is compared to its recoverable amount. Any impairment loss (amount by which the CGU‘s carrying amount, including goodwill, exceeds its recoverable amount) is allocated first to reduce goodwill to zero, then, subject to certain limitations, the carrying amount of other assets in the CGU are reduced pro rata based on the carrying amount of each asset.

Under ASC 350, a Company must first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount (Step 0). If a company concludes that is the case, it must perform the two-step goodwill impairment test. Under Step 1, the fair value of the reporting unit is compared with its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, then step 2 is performed to measure the amount of impairment loss, if any. Under step 2, the goodwill impairment loss is the amount by which the carrying amount of the goodwill exceeds the implied fair value of the goodwill determined by assigning the fair value of the reporting unit to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The amount of the impairment loss is limited to the carrying amount of the goodwill.

In 2013, under IFRS the Company recognized a goodwill impairment of 38,251 thousand USD. Under U.S. GAAP, the Company recorded a goodwill impairment of 49,359 thousand USD. The net income adjustments in 2013 reflect the excess of the impairment charge under IFRS over the U.S. GAAP impairment charge. The deferred tax impact of the U.S. GAAP goodwill impairment was determined using the same approach as for the IFRS impairment (a pro-rata allocation of the impairment charge between taxable and non-taxable goodwill).

(b) Long lived assets impairment

Under IAS 36 (Impairment of Assets), a one-step approach requires an impairment loss calculation if impairment indicators exist. An impairment loss is recognized in income for the amount by which the carrying amount of the long-lived asset exceeds its recoverable amount.

Under ASC 360, if indicators of impairment have been identified (Step 1), then a two-step approach requires a recoverability test to be performed first to determine if the asset is recoverable (Step 2). The recoverability test compares the carrying amount of the asset to the sum of its future undiscounted cash flows generated through the asset’s use and eventual disposition. If the carrying amount of the asset is greater than the cash flows, the asset is not recoverable. If the asset is not recoverable, an impairment loss calculation is required (Step 3). The impairment loss is recognized in income for the amount by which the carrying amount of the long-lived asset exceeds its fair value.

In 2013, under IFRS the Company recognized an intangibles impairment of 4,261 thousand USD. Under U.S. GAAP the Company recorded an intangibles impairment of 31,202 thousand USD. The net income adjustments in 2013 reflect the excess of the impairment charge under U.S. GAAP over the IFRS impairment charge as well as the deferred tax impact presented on a separate line. In addition, the amortization for the three month period between the date of the impairment test and December 31, 2013 is reversed under U.S. GAAP.

(c)    Classification Differences

Under IAS 1 (Presentation of Financial Statements), the Company is required to classify deferred tax assets and liabilities as non-current. U.S. GAAP requires that an entity separates deferred tax liabilities and assets into a current amount and a non-current amount. Under U.S. GAAP, deferred taxes are presented as a current liability of 860 thousand USD and a non-current asset of 41,423 thousand USD at December 31, 2013, and as a current liability of 873 thousand USD and a non-current asset of 6,882 thousand USD at December 31, 2012. These amounts include the adjustments for the deferred tax effect of the U.S. GAAP adjustments to the extent they affect deferred tax assets and liabilities.

U.S. GAAP requires that prepaid expenses are classified as a separate line item under current assets. Under IFRS the Company presents prepayments under inventories. The amount of prepayments is 71 thousand USD and 1,019 thousand USD at December 31, 2013 and December 31, 2012, respectively.

(20)    CARVE-OUT AUDIT FEES

The fees accrued by PricewaterhouseCoopers, Auditores, SL for the account audit service of this carve-out financial statements amounts 320 thousand euros (approximately 406 thousand USD).

(21)    EVENTS AFTER THE REPORTING PERIOD

In the first semester of 2014, FCC Environmental LLC has proceeded to acquire 49% of shares of FCC Lubricants, LLC that were held by a third party. Acquisition was made by means of subrogation of an unpaid debt of 211 thousand USD that it had before FCC Lubricants, LLC. Additionally, the third party has waived recovery of additional contributions to the capital it had made to FCC Lubricants, LLC, which assumes a non-recurring extraordinary result to same for a value of 977 thousand USD.

No other significant event has occurred after closing date of year as indicated on such opportunity in notes of these financial statements.

Signatures of the Carve-out Combined Financial Statements of FCC Environmental LLC (Consolidated) and International Petroleum Corp. of Delaware for the years ended December 31, 2013, 2012 and 2011.

Barcelona, October 3, 2014

/s/ Aurelio Blasco Lázaro
Mr. Aurelio Blasco Lázaro
Manager Director - Industrial Waste Area FCC Group

/s/ Domingo Bauzá Marí
Mr. Domingo Bauzá Marí
Administration Director - Industrial Waste Area FCC Group